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                                                                EXHIBIT 99.1
[STARBASE LOGO]
STARBASE


AT THE COMPANY:                                AT THE FINANCIAL RELATIONS BOARD:
William R. Stow III   Donald R. Farrow         Rebecca Bergman
Chairman & CEO        President & COO          General Information
(714) 442-4410        (714) 442-4425           11611 San Vicente Blvd., #700
                                               Los Angeles, CA 90049
                                               (310) 442-0599

_______________________________________________________________________________
FOR IMMEDIATE RELEASE
AUGUST 19, 1997

   STARBASE CORPORATION COMPLETES $3.0 MILLION IN PRIVATE PLACEMENT DEBENTURES

IRVINE, CALIFORNIA - AUGUST 19, 1997 - StarBase Corporation (NASDAQ: SBAS) today announced that it has completed a $3,000,000 private placement of its 6% Convertible Debentures with an institutional investor. The placement consists of two (2) tranches of $1,500,000 principal amount of Debentures. The first $1,500,000 tranche of Debentures was issued yesterday. The second tranche will close, subject to certain conditions, within 60 days after registration of the common stock issuable upon conversion of the Debentures. In addition to the Debentures, the purchaser will receive 40,000 warrants per tranche to acquire the Company's common stock. The placement was made pursuant to Regulation D of the Securities Act of 1933, as amended.

In a related matter, the Company has also completed a previously announced warrant exchange offer whereby each holder received one share of common stock for every three warrants tendered. Of the 4,833,534 outstanding warrants at the time of the offering, 4,743,534 were converted and 1,581,150 common shares were issued.

StarBase, with headquarters in Irvine, CA., offers a complete family of SCM products designed to fill the needs of application and website development teams. StarTeam has won several awards including PC Week Analyst's Choice (10/96), PC Week 1996 IT Excellence Award (4/96) and PC Week LABS Top Product of 1995 (12/95). More information is available by calling 888-STAR700 or by website at www.starbase.com.

When used in the preceding discussion, the words "believes, expects, or intend to" and similar conditional expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, conditions in the general economy or the software industry, the timely development and market acceptance of products and technologies, competitive factors, demand for ITE software products, sell-through of products in the sales channels and other risks described in StarBase Corporation's SEC reports and filings.


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